EXHIBIT 99.2

Segment and Category Revenues

(Unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2018	2017
Segment Revenues:
Network Solutions	$105,253	$143,597
Services & Support	15,553	26,682
Total	$120,806	$170,279

Category Revenues:
Access & Aggregation	$81,680	$120,143
Customer Devices	30,101	36,268
Traditional & Other Products	9,025	13,868
Total	$120,806	$170,279

Sales by Geographic Region:
United States	$62,086	$119,262
International	58,720	51,017
Total	$120,806	$170,279